James C. Harvey Offices
Attorney at Law
P.O. Box 190372
Dallas, Texas 75219

214.213.0811
Jharvey1@flash.net

February 19, 2019

Sent via email to:
ddeison@swbell.net
dave@davedieson.com

Corrected and Amended Letter

Greenway Technologies, Inc. Shareholders Committee
Attention: Dave Deison, Chairman
109 W. Church Street
Weatherford, TX 76086

Gentlemen:

Please be advised the undersigned has been retained by Mr. David Patrick Six to advise you of the following:

1. Mr. David Patrick Six is resigning from the Greenway Technologies, Inc. Shareholders Committee, effective immediately.
2. Greenway Technologies, Inc. Shareholders Committee is hereby instructed to cease and desist from any further usage of Mr. Six's Edgar number and/or credentials effective immediately.
3. Please immediately remove D. Patrick Six from the slate of nominees to serve as director, as set forth in the Schedule 14A (including any amendments thereto) filed by the Greenway Technologies, Inc. Shareholder Committee.

You are further instructed that you and/or all members of the Greenway Technologies, Inc. Shareholders Committee are not to make contact with Mr. Six except through this office.

Yours truly,

James C. Harvey

Acknowledged and Agreed:

Mr. David Patrick Six